NEW GENERATION BIOFUELS REPORTS THIRD QUARTER 2010
FINANCIAL RESULTS

Columbia, Maryland – November 19, 2010 –New Generation Biofuels Holdings, Inc. (NasdaqCM: NGBF) (“NGBF” or the “Company”), a leader in renewable fuels technology, announced today its financial results for the third quarter ended September 30, 2010.

Net loss for the third quarter ending September 30, 2010, was $1.2 million, compared to a net loss of $1.7 million for the third quarter of 2009.  For the first nine months of 2010, the net loss was $7.1 million, versus a net loss of $10.3 million for the first nine months of 2009.  For the three months and nine months ended September 30, 2010, the Company had revenues of $-0- and $6,351, respectively.  This is compared to revenues of $34,412 for the three and $77,048 for the nine months ended September 30, 2009.  The decrease in revenue was due solely to working capital constraints, not customer demand.  During 2010, the production facility in Baltimore has been utilized primarily to make fuel for prospective customer testing and for R&D activities including testing new production processes.  We expect to produce and ship fuel once we have secured additional working capital.

Net cash used in operating activities was $3.7 million for the nine months ended September 30, 2010, versus $5.2 million used in last year’s comparable period.  As of September 30, 2010, the Company had cash on hand of approximately $0.22 million, and will need to complete another financing during the fourth quarter.

Recent Developments

•
Miles F. Mahoney joined the Company as President and Chief Executive Officer.  He also serves as a Director. Mr. Mahoney brings strong experience in technology development, business development and product commercialization. Most recently, Mr. Mahoney served as President and COO of Evergreen Energy, a leader in the global $3 trillion greenhouse gas and carbon credit trading marketplace.

•
The Company received gross proceeds of approximately $2.4 million in a series of four transactions with institutional investors.  Three of the transactions were completed under the Company’s shelf registration statement in August, September and October.  The most recent transaction, closed in early November, consists of convertible notes carrying a conversion price of $0.14 per share.

•
In the third quarter, the Company recorded a gain on debt extinguishment of $1.3 million resulting from the negotiated settlement of certain liabilities and the amendment of the lease on the Baltimore production facility.  Pursuant to the agreement to amend the lease the Company made a payment of $290,000 in cash and also issued 300,000 shares of restricted common stock.  In consideration of the payment, the landlord agreed to forfeit past due amounts under the lease agreement, terminate and forfeit minimum payments due for terminaling services under a separate agreement, and reduce the monthly lease rate from $80,000 to $25,000 for the remaining lease term of three years.  Included in the $290,000 payment is $100,000 representing the August reduced lease payment and prepayment of the monthly $25,000 rent for September, October and November of 2010.  As a result of the lease amendment, the Company recorded a gain of approximately $570,000 and reduced future obligations by approximately $2.9 million.   The balance of the recorded gain was related to settling trade payables, primarily professional services rendered by 19 vendors.  The Company settled $1.9M of debt for cash payments totaling $467,000 and 585,000 shares of restricted common stock.

“I’m excited to be joining New Generation Biofuels at this important juncture in the Company’s development and I’m prepared to address the challenges we face, including ensuring that we have the financial resources needed to grow the Company and create long-term value for our shareholders,” commented Miles, F Mahoney, President and Chief Executive Officer.  “The Company has been able to improve its financial condition by raising capital and settling a number of debts and we must continue to make rapid progress in putting the Company on a solid financial footing.  Securing adequate funding, continuing to advance our technology, completing a strategic partnership, and commercializing our technology are my highest priorities.”

Mr. Maloney continued, “I appreciate the Board’s confidence in presenting me with this opportunity to lead the Company. I would also like to thank our shareholders for their continued interest and patience. Moving forward, we are committed to clear, consistent communications with stated objectives by which we can measure our progress. I invite you to visit our website and view the recently posted CEO letter for additional comments on my objectives and the Company’s value drivers.”

About New Generation Biofuels Holdings, Inc.

New Generation Biofuels is a renewable fuels provider. The Company holds an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from plant oils and animal fats that it markets as a new class of biofuel for power generation, commercial and industrial heating and marine use. The Company believes that its proprietary biofuel can provide a lower cost, renewable alternative energy source with significantly lower emissions than traditional fuels. New Generation Biofuels’ business model calls for establishing direct sales from manufacturing plants that it may purchase or build and sublicensing its technology to qualified licensees.

Forward Looking Statements

This news release contains forward-looking statements. These forward-looking statements concern the Company's operations, prospects, plans, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. The risks and uncertainties related to our business, which include all the risks attendant an emerging growth company in the volatile energy industry, including those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in subsequent filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why the actual results could differ from those projected in the forward-looking statements.

Media Contact: Bryan McPhee ph: (410) 652-1159	IR Contact: Matthew Haines ph: (212) 710-9686
bkmcphee@newgenerationbiofuels.com	Matt.Haines@mbsvalue.com

- Tables Follow -

NEW GENERATION BIOFUELS HOLDINGS, INC.
Consolidated Balance Sheets

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$216,762	$567,647
Restricted cash	14,704	-
Accounts receivable	-	63,900
Other receivables	41,406	41,406
Inventories	11,708	11,708
Prepaid expenses and other current assets	1,654,972	237,635
Total current assets	1,939,552	922,296

Property, plant and equipment - net	1,124,212	1,120,911
License agreement - net	5,104,840	5,650,988
Other assets - net	413,103	346,073
TOTAL ASSETS	$8,581,707	$8,040,268

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,647,292	$1,472,519
Loan payable	-	50,000
Convertible notes payable
(net of unamortized discount of $- and $-)	200,000	-
License agreement payable, current portion
(net of unamortized discount of $314,746 and $375,467)	685,254	624,533
Accrued dividends on preferred stock	973,895	1,078,003
Common stock warrant liability and antidilution obligation	31,900	110,874
Total current liabilities	3,538,341	3,335,929

License agreement payable
(net of unamortized discount of $400,152 and $622,274)	2,599,848	3,377,726
Deferred rent	170,365	324,409
Total liabilities	6,308,554	7,038,064

Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock; $0.001 par value; 9,450,000 shares authorized; no shares issued and outstanding at September 30, 2010 and December 31, 2009	-	-

Series A Cumulative Convertible Preferred Stock: $0.001 par value; $100 stated value, 300,000 shares authorized, - and 18,400 shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively; aggregate liquidation preference of $-	-	710,970

Series B Cumulative Convertible Preferred Stock: $0.001 par value; $100 stated value, 250,000 shares authorized, 45,785 and 45,785 shares issued and outstanding as of September 30, 2010 and December 31, 2009 respectively; aggregate liquidation preference of $5,552,424	3,094,872	3,094,872

Common stock, $0.001 par value, 100,000,000 shares authorized; 60,353,205 and 31,711,578 shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively	60,353	31,712

Additional paid-in-capital	57,003,899	47,593,489

Accumulated deficit	(57,885,971)	(50,428,839)
Total stockholders' equity	2,273,153	1,002,204
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,581,707	$8,040,268
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NEW GENERATION BIOFUELS HOLDINGS, INC.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended September 30, 2010	For the Three Months Ended September 30, 2009	For the Nine Months Ended September 30, 2010	For the Nine Months Ended September 30, 2009

Revenues:
Product	$-	$34,412	$6,351	$77,048
Total revenue	-	34,412	6,351	77,048
Operating expenses: Cost of product revenue (including depreciation and amortization for the three and nine months ended September 30, 2010 and 2009 of $205,011, $178,670, $624,075, and $511,282, respectively)	301,699	584,745	1,408,925	1,391,240
Research and development expense	87,770	73,126	240,930	363,160
General and administrative expense	1,920,911	2,279,523	6,354,618	6,775,806
Total operating expenses	2,310,380	2,937,394	8,004,473	8,530,206

Loss from operations	(2,310,380)	(2,902,982)	(7,998,122)	(8,453,158)

Interest income	75	1,294	461	2,951
Interest expense	(276,973)	(119,029)	(659,253)	(338,692)
Gain on debt extinguishment	50,000	-	204,000	241,500
Gain on settlement of trade payables and lease termination	1,319,483	-	1,319,483	-
Gain (loss) on net change in fair value of derivative liabilities	65,521	1,343,577	60,525	(1,797,071)

Net loss	(1,152,274)	(1,677,140)	(7,072,906)	(10,344,470)

Dividends to preferred stockholders	(109,748)	(167,919)	(384,226)	(4,549,741)

Net loss attributable to common stockholders	$(1,262,022)	$(1,845,059)	$(7,457,132)	$(14,894,211)

Basic and diluted net loss per share	$(0.03)	$(0.06)	$(0.20)	$(0.61)

Weighted average number of shares outstanding	42,962,197	28,465,378	37,672,085	24,345,980